UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 21, 2011

CORPORATE OFFICE PROPERTIES TRUST
(Exact name of registrant as specified in its charter)

Maryland	1-14023	23-2947217
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6711 Columbia Gateway Drive, Suite 300
  Columbia, Maryland 21046
(Address of principal executive offices)

(443) 285-5400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note:     This Current Report on Form 8-K/A is being filed solely to amend Item 2.06 of the Form 8-K for the addition of the last sentence to the last paragraph in order to provide information regarding the Registrant’s estimated future cash expenditures for settling the forward starting swaps disclosed therein.

Item 2.06               Material Impairment

Strategic Reallocation Plan

As disclosed in the Registrant’s Current Report on Form 8-K filed on April 28, 2011, management of the Registrant completed a review of the Registrant’s portfolio in April 2011 in which it identified a number of properties that are no longer closely aligned with the Registrant’s strategy, and the Registrant’s Board of Trustees approved a plan by management to dispose of some of these properties during the next three years (the “Strategic Reallocation Plan”).  The properties to be disposed of pursuant to the Strategic Reallocation Plan approved in April 2011 consisted primarily of smaller, nonstrategic office properties in certain submarkets in the Greater Baltimore, Suburban Maryland and St. Mary’s County regions.  The Registrant estimated the aggregate fair value of the properties included in the Strategic Reallocation Plan approved in April 2011 to be $260 million and that net proceeds from the plan’s execution after the repayment of debt secured by the properties would approximate $200 million.

In December 2011, management of the Registrant, in the course of updating its overall business plan, identified additional properties for disposal.  On December 21, 2011, the Registrant’s Board of Trustees approved a plan by management to increase the scope of the Strategic Reallocation Plan to include the disposition of additional properties during the next three years.  While management expects the Registrant to recognize gains on the dispositions of some of the properties in the Strategic Reallocation Plan, it also has determined that the carrying amounts of certain of these properties (the “Impaired Properties”) will not likely be recovered from the cash flows from the operations and sales of such properties over the shorter holding periods resulting from the Strategic Reallocation Plan.  Accordingly, during the three months ending December 31, 2011, the Registrant will recognize aggregate non-cash impairment losses of approximately $77 million for the amounts by which the carrying values of the Impaired Properties exceed their respective estimated fair values, excluding $4.2 million in related income tax benefit.  The Registrant does not expect to incur additional material charges in connection with the Strategic Reallocation Plan.

The properties added to the Strategic Reallocation Plan in December 2011 consisted primarily of: (1) office properties and land holdings in Colorado Springs, Colorado; (2) office properties in Frederick and Montgomery counties in Maryland; (3) certain other office properties primarily in the Baltimore/Washington Corridor; and (4) certain other land holdings in nonstrategic submarkets.  The Registrant estimates that the aggregate fair value of the properties added to the Strategic Reallocation Plan in December 2011 totals $312 million and that net proceeds from the plan’s execution after the repayment of debt secured by the properties will approximate $241 million.  The Registrant expects to invest the proceeds in properties that will serve customers in the United States Government, defense information technology and related data sectors, to repay borrowings on its revolving credit facility and for general corporate purposes.

Loss on Derivatives

On April 5, 2011, the Registrant entered into two forward starting LIBOR swaps for an aggregate notional amount of $175 million designated as cash flow hedges of interest payments on ten-year, fixed-rate borrowings forecasted to occur between August 2011 and April 2012.  After meeting with the Registrant’s Board of Trustees on December 21, 2011, management determined it would pursue other financing options and concluded that the originally forecasted borrowings were expected not to occur.  Accordingly, the swaps no longer qualified for hedge accounting and the Registrant reclassified losses of approximately $28.5 million from accumulated other comprehensive loss to net earnings (loss) in the three months ending December 31, 2011.  The Registrant expects by January 31, 2012 to pay cash to settle these swaps at their fair value, which was approximately $28.5 million at December 21, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 22, 2011

CORPORATE OFFICE PROPERTIES TRUST

	By:	/s/ Stephen E. Riffee
	Name:	Stephen E. Riffee
	Title:	Executive Vice President and Chief Financial Officer